Exhibit 99.1

NEWS
5350 Tech Data Drive
Clearwater, FL 33760
(727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Tuesday, March 3, 2009	TRADED: NASDAQ/NMS

Tech Data Reports Fourth-Quarter and Fiscal-Year 2009 Results

Record fourth-quarter earnings per share and fiscal 2009 net sales

CLEARWATER, FL. — Tech Data Corporation, a leading distributor of IT products, today announced results for its fiscal 2009 fourth quarter and fiscal year ended January 31, 2009.

Results At A Glance (1)

($ in millions, except per share amounts)	Three months ended January 31, 2009		Three months ended January 31, 2008		Year ended January 31, 2009		Year ended January 31, 2008
Net sales		$5,712.5		$6,483.9		$24,080.5		$23,423.1

Operating income (GAAP) Operating income (Non-GAAP)	$ $	98.5 98.5	$ $	72.4 73.8	$ $	242.2 242.2	$ $	188.4 219.0

Net income (GAAP) Net income (Non-GAAP)	$ $	58.6 58.6	$ $	50.2 52.2	$ $	123.6 123.6	$ $	108.3 138.9

Net income per diluted share (GAAP) Net income per diluted share (Non-GAAP)	$ $	1.17 1.17	$ $	.92 .96	$ $	2.40 2.40	$ $	1.96 2.51

(1)	Please refer to the GAAP to Non-GAAP Reconciliation that is contained in the attached financial summary.

This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com.

Net sales for the fourth quarter ended January 31, 2009 were $5.7 billion, a decrease of 11.9 percent from $6.5 billion in the prior year. The strengthening of the U.S. dollar against certain foreign currencies negatively impacted the year-over-year fourth-quarter net sales comparison by approximately seven percentage points. Operating income for the fourth quarter totaled $98.5 million, or 1.73 percent of net sales. This compared to operating income of $72.4 million, or 1.12 percent of net sales in the fourth quarter of fiscal 2008, based upon Generally Accepted Accounting Principles (“GAAP”). Results for the fourth quarter of fiscal 2008 included a $1.4 million non-cash charge, or .02 percent of net sales, for the loss on disposal of subsidiaries related to the exit of the company’s operations in the United Arab Emirates (UAE). The charge primarily related to foreign currency translation losses recorded during fiscal 2008.

Fourth-quarter net income totaled $58.6 million, or $1.17 per diluted share compared to net income of $50.2 million, or $.92 per diluted share for the prior-year period, based upon GAAP. Excluding the loss on disposal of subsidiaries ($.03 per share after-tax) in the fourth quarter of fiscal 2008 and taking into consideration

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March 3, 2009

a $0.01 per share tax benefit related to an adjustment for the application of different annual effective tax rates on a GAAP and non-GAAP basis for the year, non-GAAP net income for the fourth quarter of fiscal 2008 totaled $52.2 million, or $.96 per diluted share.

“We remain focused on differentiating and strengthening Tech Data through outstanding sales execution, customer service and vendor support amid the continued decline in global economic conditions and IT spending. We took prudent cost reduction actions throughout the year and continue to improve our inventory, pricing and freight management disciplines,” stated Robert M. Dutkowsky, Tech Data’s chief executive officer. “The results of our actions are validated by our fourth quarter performance. Despite the overall net sales decline, we gained share in selected markets and we improved our gross margin and operating income performance both in the Americas and Europe. Fourth quarter results also included the benefit of a significant recovery of foreign currency exchange losses through gross profit. Fiscal 2010 will have its challenges as market conditions likely worsen and affect year-over-year comparisons, but we continue to believe our strong customer and vendor relationships, our solid balance sheet and our veteran leadership team will serve us well during these uncertain times.”

As previously disclosed, extreme foreign currency volatility, particularly in the month of October, created a challenging environment, and the company recorded a $23.5 million foreign currency exchange loss during the third quarter of fiscal 2009. During the fourth quarter of fiscal 2009, the company continued to experience foreign currency volatility and recorded a $5.5 million foreign currency exchange loss. For both the third and fourth quarters, the primary factor contributing to the foreign currency exchange loss was the use of certain portions of the company’s inventory as a hedge against foreign currency exposures in accounts payable. In addition, the foreign currency exchange loss includes the cost of forward contracts utilized to hedge the balance of the company’s foreign currency exposures. Through disciplined pricing and inventory management practices, a significant portion of the foreign currency exchange loss incurred due to the use of inventory as a hedge was recovered through gross profit in both the third and fourth quarters as the related inventory was sold. To the extent foreign currencies remain volatile, and market conditions competitive, there can be no assurance as to the amount of foreign currency exchange loss that can be realized through gross profit in the future.

Fourth-Quarter Financial Summary

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Net sales in the Americas (including North America and Latin America) were $2.3 billion, or 41 percent of worldwide net sales, representing a decrease of 14.1 percent compared to the fourth quarter of fiscal 2008. Net sales in Europe totaled $3.4 billion, or 59 percent of worldwide net sales, representing a decrease of 10.3 percent (0.2 percent decrease on a euro basis) over the fourth quarter of fiscal 2008.

•

Gross margin for the fourth quarter of fiscal 2009 was 5.62 percent compared to 4.95 percent in the prior-year fourth quarter. Solid execution on the company’s inventory, pricing and freight management practices as well as the recovery of foreign currency exchange losses were contributing factors in the gross margin performance. The results were partially offset by competitive market conditions, particularly in the Americas region.

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March 3, 2009

•

Selling, general and administrative expenses (SG&A) were $222.7 million, or 3.89 percent of net sales compared to $247.3 million, or 3.81 percent of net sales in the fourth quarter of fiscal 2008. The decrease in SG&A expenses, on a dollar basis, was attributable to prudent cost management actions including adjustments to headcount and reductions in payroll related expenses, as well as the decline in the value of certain foreign currencies year-over-year and the associated translation impact. As a percent of net sales, the increase in SG&A expenses was primarily due to the lower level of net sales year-over-year.

•

Operating income in the Americas was $38.1 million, or 1.63 percent of net sales compared to $42.7 million, or 1.56 percent of net sales in the fourth quarter of fiscal 2008. In Europe, the company generated operating income of $63.6 million, or 1.89 percent of net sales compared to operating income of $32.3 million, or .86 percent of net sales in the fourth quarter of fiscal 2008. Both regions executed well in recovering a significant portion of foreign currency exchange losses through gross profit. Stock-based compensation expense is not included in the regional segment reporting results. The expense is presented as a separate reconciling item in the company’s segment reporting (see “Supplementary Information” table attached).

•

Cash provided by operations in the fourth quarter of fiscal 2009 totaled $177.0 million. The company continues to enjoy excellent liquidity and financial flexibility with a net cash position of $108.3 million at January 31, 2009.

•

The company recorded $.5 million of minority interest during the fourth quarter of fiscal 2009, representing the company’s Brightstar Europe joint venture partner’s share of income generated during the quarter.

Fiscal-Year Results

Net sales for the fiscal year ended January 31, 2009 were $24.1 billion, an increase of 2.8 percent from $23.4 billion in the fiscal year ended January 31, 2008. On a regional basis, net sales in the Americas represented 44 percent of net sales and decreased 3.6 percent to $10.6 billion from $11.0 billion in the prior-year. Europe represented 56 percent of net sales and increased 8.5 percent (4.0 percent on a euro basis) to $13.5 billion from $12.4 billion for the fiscal year ended January 31, 2008.

For the fiscal year ended January 31, 2009, based upon Generally Accepted Accounting Principles (“GAAP”), the company recorded operating income of $242.2 million, or 1.01 percent of net sales, including $7.6 million (approximately .03 percent of net sales) in consulting and integration costs related to the acquisition of certain assets of Nordic-based Scribona AB, compared with operating income of $188.4 million, or .80 percent of net sales, in the prior-year period. Excluding a $14.5 million loss on disposal of subsidiaries and $16.1 million in restructuring charges, non-GAAP operating income totaled $219.0 million, or .93 percent of net sales for the fiscal year ended January 31, 2008.

The company recorded net income of $123.6 million, or $2.40 per diluted share, for the fiscal year ended January 31, 2009 including $7.6 million (no income tax benefit) in consulting and integration costs related to the acquisition of certain assets of Nordic-based Scribona AB. This compared to net income of $108.3 million, or $1.96 per diluted share, in the prior-year period. On a non-GAAP basis, excluding the loss on disposal of subsidiaries and restructuring charges, net income for the fiscal year ended January 31, 2008 was $138.9 million, or $2.51 per diluted share.

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Business Outlook

Statements made regarding the company’s business outlook are based on current expectations and the company’s internal plan. In light of the current macro-economic environment and the related decline in IT spending, combined with the strength of the U.S. dollar against certain foreign currencies, first-quarter net sales for the period ending April 30, 2009 are anticipated to be down by as much as twenty percent year-over-year. While the company has consistently managed its SG&A expenses in-line with projected market demand, the anticipated decline in net sales is expected to negatively impact the company’s year-over-year financial results, however, the company’s financial position is expected to remain strong.

Webcast Details

Tech Data will be discussing its fourth-quarter results on a conference call today at 9:00 a.m. (ET). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com (Investor Relations section). The webcast will be available for replay until 5:00 p.m. (ET) on Tuesday, March 10, 2009.

Non-GAAP Financial Information

The non-GAAP data contained in this release is included with the intention of providing investors a more complete understanding of our operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the company, exclude restructuring charges, certain consulting costs, impairment charges, changes in valuation allowances for certain deferred tax assets, extraordinary gains or losses and other infrequent or unusual items. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial summary. This information is also available for review on the Investor Relations section of Tech Data’s website at www.techdata.com.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: downturns in the global economy; intense competition both domestically and internationally; narrow profit margins; dependence on information systems; potential adverse effects of acquisitions; exposure to natural disasters, war and terrorism; dependence on independent shipping companies; the impact of increases in freight and handling fees charged to customers; potential impact of labor strikes; risk of declines in inventory value; product supply and availability; changes in vendor terms and conditions; loss of significant customers; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; and the volatility of common stock. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s Investor Relations website at www.techdata.com. All information in this release is as of March 3, 2009. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

About Tech Data

Tech Data Corporation (NASDAQ GS: TECD) is one of the world’s largest distributors of technology products

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March 3, 2009

from leading IT hardware and software producers. Tech Data serves more than 100,000 IT solution providers in over 100 countries. Every day, these value-added resellers depend on Tech Data to cost-effectively support the technology needs of end users, including small and medium businesses (SMB), large enterprises and government agencies. Ranked 105th on the FORTUNE 500(R), Tech Data generated $24.1 billion in net sales for its fiscal year ended January 31, 2009. To learn more, visit www.techdata.com.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (jeff.howells@techdata.com)

or

Kristin Wiemer Bohnsack, Director, Investor Relations and Shareholder Services

727-532-8866 (kristin.wiemer@techdata.com)

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TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2009	2008	2009	2008
Net sales	$5,712,537	$6,483,879	$24,080,484	$23,423,078
Cost of products sold	5,391,298	6,162,776	22,867,488	22,288,670

Gross profit	321,239	321,103	1,212,996	1,134,408
Selling, general and administrative expenses	222,691	247,319	970,837	915,434
Loss on disposal of subsidiaries	—	1,350	—	14,471
Restructuring charges	—	—	—	16,149

Operating income	$98,548	$72,434	$242,159	$188,354
Net interest expense and other	6,511	7,866	23,337	22,475
Net foreign currency exchange loss (gain)	5,542	221	31,001	(3,994)

Income from operations before income taxes	$86,495	$64,347	$187,821	$169,873
Provision for income taxes	27,419	15,835	66,017	65,163

Income from operations before minority interest	$59,076	$48,512	$121,804	$104,710
Minority interest in net income (loss) of joint venture	486	(1,664)	(1,822)	(3,559)

Net income	$58,590	$50,176	$123,626	$108,269

Net income per basic share	$1.17	$.92	$2.41	$1.97
Weighted average basic shares outstanding	50,023	54,262	51,276	54,904

Net income per diluted share	$1.17	$.92	$2.40	$1.96
Weighted average diluted shares outstanding	50,119	54,607	51,498	55,287

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TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	January 31, 2009	January 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$528,023	$447,340
Accounts receivable, net	2,346,185	2,659,446
Inventories	1,728,916	1,642,317
Prepaid expenses and other assets	168,673	173,879

Total current assets	4,771,797	4,922,982
Property and equipment, net	102,937	129,139
Other assets, net	149,020	168,814

Total assets	$5,023,754	$5,220,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$57,906	$18,315
Accounts payable	2,325,702	2,288,740
Accrued expenses and other liabilities	496,292	571,509

Total current liabilities	2,879,900	2,878,564
Long-term debt	360,785	363,639
Other long-term liabilities	63,639	58,011

Total liabilities	3,304,324	3,300,214

Total shareholders’ equity	1,719,430	1,920,721

Total liabilities and shareholders’ equity	$5,023,754	$5,220,935

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TECH DATA CORPORATION AND SUBSIDIARIES

GAAP TO NON-GAAP RECONCILIATION (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2009	2008	2009	2008
Operating Income
GAAP operating income	$98,548	$72,434	$242,159	$188,354
Loss on disposal of subsidiaries (1)	—	1,350	—	14,471
Restructuring charges (2)	—	—	—	16,149

Non-GAAP operating income	$98,548	$73,784	$242,159	$218,974

Net Income
GAAP net income	$58,590	$50,176	$123,626	$108,269
Loss on disposal of subsidiaries (1)	—	1,350	—	14,471
Restructuring charges (2)	—	—	—	16,149
Tax effect on non-GAAP adjustment items	—	705	—	(10)

Non-GAAP net income	$58,590	$52,231	$123,626	$138,879

Net Income per Diluted Share
GAAP net income per share	$1.17	$.92	$2.40	$1.96
Loss on disposal of subsidiaries (1)	—	.03	—	.26
Restructuring charges (2)	—	—	—	.29
Tax effect on non-GAAP adjustment items	—	.01	—	—

Non-GAAP net income per diluted share	$1.17	$.96	$2.40	$2.51

Weighted average diluted shares outstanding	50,119	54,607	51,498	55,287

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and Israel.
(2)	Restructuring charges for the fiscal year ended January 31, 2008 include $18.1 million related to the closure of a European logistics center and $(2.0) million for changes in estimates related to the European restructuring program.

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TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Three months ended January 31, 2009		Three months ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP Operating Income by Segment
Americas	$38,179	1.63%	$42,694	1.56%
Europe	63,584	1.89%	32,335.86%
Stock-based compensation	(3,215)	(.06)%	(2,595)	(.04)%

Worldwide total	$98,548	1.73%	$72,434	1.12%

	Three months ended January 31, 2009		Three months ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
Non-GAAP Operating Income by Segment
Americas	$38,179	1.63%	$42,694	1.56%
Europe	63,584	1.89%	33,685.90%
Stock-based compensation	(3,215)	(.06)%	(2,595)	(.04)%

Worldwide total	$98,548	1.73%	$73,784	1.14%

	Three months ended January 31, 2009		Three months ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP to Non-GAAP Reconciliation of Europe Operating Income
GAAP operating income	$63,584	1.89%		$32,335.86%
Loss on disposal of subsidiaries (1)	—	—		1,350.04%

Non-GAAP operating income	$63,584	1.89%		$33,685.90%

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and Israel.

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TECH DATA CORPORATION AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION (UNAUDITED)

(In thousands)

	Fiscal year ended January 31, 2009		Fiscal year ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP Operating Income by Segment
Americas	$157,177	1.48%	$170,685	1.55%
Europe	96,972.72%		27,956.23%
Stock-based compensation	(11,990)	(.05)%	(10,287)	(.04)%

Worldwide total	$242,159	1.01%	$188,354.80%

	Fiscal year ended January 31, 2009		Fiscal year ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
Non-GAAP Operating Income by Segment
Americas	$157,177	1.48%	$170,685	1.55%
Europe	96,972.72%		58,576.47%
Stock-based compensation	(11,990)	(.05)%	(10,287)	(.04)%

Worldwide total	$242,159	1.01%	$218,974.93%

	Fiscal year ended January 31, 2009		Fiscal year ended January 31, 2008
	Operating Income	Operating Margin	Operating Income	Operating Margin
GAAP to Non-GAAP Reconciliation of Europe Operating Income
GAAP operating income	$96,972.72%			$27,956.23%
Loss on disposal of subsidiaries (1)	—	—		14,471.12%
Restructuring charges (2)	—	—		16,149.12%

Non-GAAP operating income	$96,972.72%			$58,576.47%

(1)	Loss on disposal of subsidiaries relates to the exit of the company’s operations in the UAE and Israel.
(2)	Restructuring charges for the fiscal year ended January 31, 2008 include $18.1 million related to the closure of a European logistics center and $(2.0) million for changes in estimates related to the European restructuring program.